Exhibit 4.11

AMENDMENT TO WARRANT AGENT AGREEMENT

This Amendment (this “Amendment”) to the Warrant Agent Agreement, dated January 25, 2024, is made effective as of January 29, 2024, by and between Zion Oil & Gas, Inc., a Delaware corporation having its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability trust company with offices at 6201 15th Avenue, Brooklyn, NY 11219 (“ETC”)(collectively the “Parties”).

WHEREAS, pursuant to the DSPP, the Company is offering a unit option program consisting of a Unit (each a “Unit” and collectively the “Units”) of its securities to existing stockholders and investors, with each Unit (priced at $250.00 each) is comprised of (i) a certain number of shares of Common Stock determined by dividing $250.00 (the price of one Unit) by the average of the high and low sale prices of the Company’s publicly traded common stock as reported on the OTC Markets on the Unit Purchase Date and (ii) Common Stock purchase warrants to purchase an additional fifty (50) shares of Common Stock at a per share exercise price of $0.25. The Unit Option began on November 6, 2023 and was scheduled to terminate on January 31, 2024 (unless extended at the Company’s sole discretion). The Company has decided to extend the termination date to February 29, 2024;v

WHEREAS, the Warrants will be exercisable on March 15, 2024, instead of February 15, 2024 and continue to be exercisable through March 14, 2025, instead of February 14, 2025, at an exercise price of $0.25 for the Warrant as notated by the Company as ZNWBA.v

NOW, THEREFORE, the Parties hereto agree as to the following change in Section 3.2:

3.2 Duration of Warrants. The ZNWBA Warrant will become exercised on March 15, 2024, instead of February 15, 2024 and continue to be exercisable until 5:00 p.m., Eastern Standard Time on March 14, 2025, instead of February 14, 2025.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto effective as of the day and year first above written.

ZION OIL & GAS, INC.

By:	/s/Martin M. Van Brauman
Name:	Martin M. van Brauman
Title:	Corporate Secretary, Treasurer, EVP, Director

Date:	January 25, 2024

Equiniti Trust Company, LLC

By:	/s/John Lundberg
Name:	John Lundberg
Title:	Senior Relationship Manager

Date:	January 25, 2024

Exhibit A

[Face of Certificate - ZION OIL & GAS, INC.]

(SEE REVERSE SIDE FOR LEGEND)

W

WARRANTS

(THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, March 14, 2025)

ZION OIL & GAS, INC.

CUSIP 989696 ___

WARRANT

THIS CERTIFIES THAT, for value received _____________ is the registered holder of a Warrant or Warrants expiring March 14, 2025 (the “Warrant”) to purchase for each Warrant one fully paid and non-assessable share of Common Stock, par value $.01 per share (the “Shares”), of ZION OIL & GAS, INC., a Delaware corporation (the “Company”). Each Warrant entitles the holder thereof to purchase from the Company, commencing on March 15, 2024, one Share of the Company at the price of $0.25 per share, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, American Stock Transfer & Trust Company, LLC (such surrender may be made by electronic means and such payment by check or by electronic means made payable to the order of the Company), but only subject to the conditions set forth herein and in the Warrant Agent Agreement between the Company and the Warrant Agent. In no event shall the registered holder of this Warrant be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in Shares of the Company. The Warrant Agent Agreement provides that, upon the occurrence of certain events, the Warrant Price, the Exercise Period and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

This Warrant may expire on the date first above written, if it is not exercised prior to such date by the registered holder pursuant to the terms of the Warrant Agent Agreement. The Company in its sole discretion may extend the duration of the Unit Option under the Unit Program, which would extend the Warrant Exercise Period by the same extension of days.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his/her/its assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent or by any electronic means to the Company by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agent Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment by electronic means or other approved delivery for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agent Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of the Warrants represented by this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

COUNTERSIGNED:

Equiniti Trust Company, LLC

WARRANT AGENT

BY:

AUTHORIZED OFFICER

DATED:

(Signature)

CHIEF EXECUTIVE OFFICER

(Seal)

(Signature)

SECRETARY

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